Exhibit 99.1

INTERNATIONAL SHIPHOLDING CORPORATION ANNOUNCES AGREEMENT TO PURCHASE THREE HANDYSIZE DRY BULK NEWBUILDINGS

Mobile, Alabama, November 12, 2009 – International Shipholding Corporation (NYSE: ISH) today announced that it has entered into an agreement to purchase three 36,000 Deadweight Ton Handysize double hull dry bulk carrier newbuildings with an option for a fourth newbuilding. The three new vessels will be constructed at Hyundai Mipo Dockyard Co., Ltd. and are expected to be delivered between December 2010 and February 2011.

Niels M. Johnsen, chairman and chief executive officer, commented, “We are pleased to finalize an agreement to purchase three new Handysize double hull dry bulk carriers. We believe these quality, high specification newbuilding vessels will provide important long-term strategic benefits to International Shipholding Corporation, positioning the Company to increase both its diversified fleet and earnings potential during a time when we continue to distribute dividends to our shareholders. Consistent with our operating strategy, we intend to employ the new vessels on medium to long-term contracts.”

The total delivered cost for the three newbuildings is expected to be approximately $90 million. Upon signing the agreement for the three vessels, International Shipholding Corporation paid an initial installment of $17 million using available cash. Future installments will be paid over the construction period with the final installment due upon delivery of each vessel. The Company plans to fund the remaining installments through a combination of borrowings under its revolving credit facility, available cash and long-term financing.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

International Shipholding
Niels M. Johnsen, Chairman                           (212) 943-4141
Erik L. Johnsen, President                               (251) 243-9221

The IGB Group
David Burke                                                      (646) 673-9701